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                                                                    EXHIBIT 99.1

[GENEVA STEEL LETTERHEAD]


PRESS RELEASE

                 GENEVA STEEL LLC REPAYS OUTSTANDING AMOUNTS ON
               REVOLVING CREDIT FACILITY AND ENTERS INTO AMENDED
                  AND RESTATED FORBEARANCE AGREEMENT WITH TERM
                                  LOAN LENDERS

        VINEYARD, UTAH, DECEMBER 27, 2001 (NASDAQ SMALLCAP: GNVH): On December 21, 2001, Geneva Steel LLC ("Geneva") repaid all of the remaining outstanding amounts on its revolving credit facility and cash collateralized a letter of credit issued under its revolving credit facility. All commitments under the revolving credit facility were terminated. Effective as of such date, Geneva also amended and restated its forbearance agreement with the lenders under its $110 million term loan, which is 85% guaranteed pursuant to the Emergency Steel Loan Guarantee Program. The forbearance agreement provides, among other things, that the lenders will continue to forbear from exercising any rights based upon alleged defaults related to Geneva's previously announced temporary shutdown until the close of business on January 11, 2002, unless certain events occur. These events include the commencement of a bankruptcy proceeding by or against Geneva, Geneva's failure to operate in accordance with its budget, or a default under the term loan agreement not covered by the forbearance agreement. The term loan is secured by a first-priority lien on Geneva's accounts receivable, inventory and fixed assets. The forbearance agreement permits Geneva, upon written request to the lenders for release of collateral, to use up to $6 million of the proceeds from the sale of inventory and collection of accounts receivable, not to exceed certain weekly amounts, through January 11, 2002, in accordance with its


FOR IMMEDIATE RELEASE

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budget. There can be no assurance that such amounts will be sufficient, if released, to fund the Company's obligations or that the Company will obtain any relief beyond January 11, 2002.

        "We are pleased we have repaid our revolving credit facility in accordance with our budget and the terms of the facility," said Ken Johnsen, President and CEO. "We are also grateful for the cooperation of our vendors during this period while we continue to seek additional financing and further cooperation from our term lenders."

        This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings, including the risks identified in the Company's Report on Form 10-Q for the period ended September 30, 2001 filed November 19, 2001. For example, such risks and uncertainties include the ability of Geneva to comply with its term loan or amended and restated forbearance agreement; the Company's ability to maintain sufficient cash flow and liquidity and the availability and accessibility of financing at affordable levels for the Company; continued cooperation of the Company's vendors; market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control capital expenditures.

        Geneva owns and operates an integrated steel mill in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.

                                      [End]


FOR IMMEDIATE RELEASE